Exhibit (a)
                                       Form of Administrative Services Agreement


                            IMILLENNIUM CAPITAL TRUST
                        ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT made this ____ day of ___________, [year], by and among iMillennium Capital Trust, a Delaware business trust, having its principal office and place of business at 17225 El Camino Real, Suite 415, Houston, Texas 77058, and American Data Services, Inc., New York corporation having its principal office and place of business at the Hauppauge Corporate Center, 150 Motor Parkway, Suite 109, Hauppauge, New York 11788 ("ADS").

         WHEREAS, the Trust is an open-end management investment company registered with the United States Securities and Exchange Commission ("SEC") under Investment Company Act of 1940, as amended (the "1940 Act"), and the shares of which ("Shares") are registered under the Securities Act of 1933, as amended (the "1933 Act"); and

         WHEREAS, the Trust is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets, and is authorized to divide those series into separate classes; and

         WHEREAS, the Trust offers shares in the series as listed in Schedule B hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with
Section 13, being herein referred to as a "Fund," and collectively as the "Funds") and the Trust offers shares of the classes of each Fund as listed in Appendix A hereto (each such class together with all other classes subsequently established by the Trust in a Fund being herein referred to as a "Class," and collectively as the "Classes"); and

         WHEREAS, the Trust desires that ADS perform certain administrative services for each Fund and Class thereof and ADS is willing to provide those services on the terms and conditions set forth in this Agreement;

         NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and ADS hereby agree as follows:

1.       APPOINTMENT AND DELIVERY OF DOCUMENTS

         (a) APPOINTMENT. The Trust hereby appoints ADS, and ADS hereby agrees, to act as administrator of the Trust for the period and on the terms set forth in this Agreement.

         (b) DOCUMENT DELIVERY. The Trust has delivered to ADS copies of :

         (i) the Trust's Trust Instrument and Bylaws (collectively, as amended from time to time, "Organic Documents");



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         (ii) the Trust's Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "1933 Act"), or the Investment Company Act of 1940, as amended (the "1940 Act")(the "Registration Statement");

         (iii) the current Prospectus and Statement of Additional Information of each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus");

         (iv) each current plan of distribution or similar document adopted by the Trust under Rule 12b-1 under the 1940 Act ("Plan") and each current shareholder service plan or similar document adopted by the Trust ("Service Plan"); and,

         (vi) all procedures adopted by the Trust with respect to the Funds such as procedures relating to Rule 17a-7 transactions, Rule 10f-3 transactions and repurchase agreements.

         (v) TRUST'S DUTY TO UPDATE. The Trust shall promptly furnish ADS with all amendments or supplements to the foregoing and shall deliver to ADS a certified copy of the resolution of the Board of Trustees of the Trust (the "Board") appointing ADS and authorizing the execution and delivery of this Agreement.

2.       DUTIES OF ADS.

         (a) IN GENERAL. Subject to the direction and control of the Board, ADS shall manage all aspects of the Trust's operations with respect to the Funds except those that are the responsibility of any other service provider hired by the Trust, all in such manner and to such extent as may be authorized by the Board.

         (b) OFFICERS OF TRUST. ADS shall provide persons suitable to the Board to serve as officers of the Trust.

         (c) OFFICE SPACE. ADS will provide the Fund with the adequate general office space, communication facilities and personnel to perform the services for the Fund described in Sections 2 and 3 of this Agreement.

         (d) SERVICES. With respect to the Trust or each Fund, as applicable, ADS shall:

                  (i) oversee the performance of administrative and professional services rendered to the Trust by others, including its custodian, transfer agent and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Funds, including:

                           (A) the preparation and maintenance by the Trust's
                  custodian and transfer and dividend disbursing agent in such form, for such periods and in such locations as may be required by applicable United States law, of all documents and records relating to the operation of the Trust required to be prepared or maintained by the Trust or its agents pursuant to applicable law;


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                           (B) the reconciliation of account information and
                  balances among the Trust's custodian, transfer agent, dividend disbursing agent and ADS; and,

                           (C) the transmission of purchase and redemption
                  orders for Shares.

                  (ii) assist the Adviser in monitoring Fund holdings for compliance with the investment restrictions of each Fund set forth in the Prospectus or required under the 1940 Act and the Internal Revenue Code. Responsibility for each Fund's compliance with such restrictions will remain the responsibility of the Adviser, however.

                  (iii) prepare and coordinate the printing of semi-annual and annual financial statements.

                  (iv) prepare selected management reports for performance and compliance analyses in a form agreed upon by the Trust, the Adviser and ADS from time to time.

                  (v) advise the Trust and the Board on matters concerning the Trust and its affairs.

                  (vi) with the cooperation of the counsel to the Trust, the Adviser, officers of the Trust and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Fund and ADS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board.

                  (vii) determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Fund's independent public accountants.

                  (viii) prepare all federal income and excise tax returns and state income and other tax returns, including any extensions or amendments thereto as agreed between the Trust and ADS, for review and signing by the Fund's independent public accountants.

                  (ix) prepare and maintain the Fund's operating expense budget to determine proper expense accruals to be charged to the Fund in order to calculate it's daily net asset value.


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                  (x) in consultation with counsel for the Trust, assist in and oversee the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

                           (A) amendments to the Trust's Registration Statement
                  on Form N-1A;

                           (B) periodic reports to the Funds' shareholders and
                  the Commission, including but not limited to annual reports and semi-annual reports;

                           (C) notices pursuant to Rule 24f-2;

                           (D) proxy materials; and

                           (E) reports to the SEC on Form N-SAR.

                  (xi) ADS will coordinate the Fund's annual audit by:

                           (A) assisting the Fund's independent auditors in any
                  requested review of the Fund's accounts and records;

                           (B) providing appropriate financial schedules as
                  requested by the Trust's independent public accountants; and,

                           (C) providing office facilities as may be required.

                  (xii) In consultation with the Trust's outside counsel, coordinate any examinations conducted by the SEC or other regulatory agencies, and as appropriate will respond to requests for records or other information during the course of such examinations.

                  (xiii) after consultation with counsel for the Trust and the investment adviser, determine the jurisdictions in which Shares of the Fund shall be registered or qualified for sale; register, or prepare applicable filings with respect to, the Shares with the various state and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Funds shall be paid by the Fund.

                  (xiv) monitor sales of Shares and register Shares with the SEC.

                  (xv) oversee the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Trust and other appropriate purposes.


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                  (xvi) prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis.

                  (xvii) authorize the payment of Trust expenses and pay, from Trust assets, all bills of the Trust.

                  (xviii) assist the Trust in the selection of other service providers, such as independent accountants, law firms and proxy solicitors.

                  (xix) provide such other services and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request provided, that ADS need not begin performing any such task except upon 65 days' notice and pursuant to mutually acceptable compensation agreements.

         (e) RESPONSIBILITY FOR COMPLIANCE WITH APPLICABLE LAW. Except with respect to ADS's duties as set forth in this Section 2 and except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that it complies with all applicable requirements of the 1933 Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust.

         (f) ACCESS TO INFORMATION. In order for ADS to perform the services required by this Section 2, the Trust (i) shall cause all service providers to the Trust to furnish any and all information to ADS, and assist ADS as may be required and (ii) shall ensure that ADS has access to all records and documents maintained by the Trust or any service provider to the Trust.

         (g) ADS AS INDEPENDENT CONTRACTOR. ADS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

3.       COMPENSATION OF ADS.

         (a) FEES. For the services provided by ADS pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to pay ADS the fees set forth in Schedule A. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date of commencement of operations of the Fund.

         (b) EXPENSES. In addition to the fees paid under subsection (a), the Trust agrees to reimburse ADS for out-of-pocket expenses or advances incurred by ADS for the items set out in the Schedule A attached hereto. In addition, the Trust will reimburse any other expenses incurred by ADS at the request or with the consent of the Trust.


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         (c) FEE CHANGES. The fees, out-of pocket expenses and advances identified in the foregoing subsections (a) and (b) above may be changed from time to time subject to mutual written agreement between the Trust and ADS.

4.       EXPENSES ASSUMED AS ADMINISTRATOR.

         Except as specifically otherwise stated in this Agreement, ADS shall pay all expenses incurred by it in performing its services and duties as Administrator. The Trust will bear all other expenses incurred in the operation of the Funds (other than those borne by the Adviser) including taxes, interest, brokerage fees and commissions, if any, fees of Trustees who are not officers, directors, partners, employees or holders of five percent or more of the outstanding voting securities of the Adviser or ADS or any of their affiliates, Securities and Exchange Commission fees and state blue sky registration or qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, payments under the Plans, certain insurance premiums, outside auditing and legal expenses, costs of maintaining corporate existence, costs attributable to shareholder services, including without limitation telephone and personnel expenses, costs of preparing and printing Prospectuses for regulatory purposes, costs of shareholders' reports and Trust meetings and any extraordinary expenses

5.       STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

         (a) STANDARD OF CARE. ADS shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by ADS in writing. ADS shall use its best judgment and efforts in rendering the services described in this Agreement. ADS shall not be liable to the Trust or any of the Trust's shareholders for any action or inaction of ADS relating to any event whatsoever in the absence of bad faith, willful misfeasance or gross negligence in the performance of ADS's duties or obligations under this Agreement or by reason of ADS's reckless disregard of its duties and obligations under this Agreement.

         (b) INDEMNIFICATION BY THE TRUST. The Trust agrees to indemnify and hold harmless ADS, its employees, agents, directors, officers and managers and any person who controls ADS within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended, ("ADS Indemnitees") against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to ADS's actions taken or failures to act with respect to a Fund that are consistent with the standard of care set forth in Section 3(a) or based, if applicable, on good faith reliance upon an item described in Section 3(d)(a "Claim"). The Trust shall not be required to indemnify any ADS Indemnitee if, prior to confessing any Claim against the ADS Indemnitee, ADS or the ADS Indemnitee does not give the Trust written notice of and reasonable opportunity to defend against the claim in its own name or in the name of the ADS Indemnitee.


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         (c) INDEMNIFICATION BY ADS. ADS agrees to indemnify and hold harmless the Trust, its employees, agents, trustees and officers against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of ADS's actions taken or failures to act with respect to a Fund that are not consistent with the standard of care set forth in Section 3(a). ADS shall not be required to indemnify the Trust if, prior to confessing any Claim against the Trust, the Trust does not give ADS written notice of and reasonable opportunity to defend against the claim in its own name or in the name of the Trust.

         (d) RELIANCE UPON INSTRUCTIONS. An ADS Indemnitee shall not be liable for any action taken or failure to act in good faith reliance upon:

                  (i) the advice of the Trust or of counsel, who may be counsel to the Trust or counsel to ADS, and upon statements of accountants, brokers and other persons reasonably believed in good faith by ADS to be expert in the matters upon which they are consulted;

                  (ii) any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction. ADS shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;

                  (iii) any written instruction or certified copy of any resolution of the Board, and ADS may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by ADS to have been validly executed; or

                  (iv) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by ADS to be genuine and to have been signed or presented by the Trust or other proper party or parties;

and no ADS Indemnitee shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which ADS reasonably believes in good faith to be genuine.

         (e) ERRORS OF OTHER SERVICE PROVIDERS. ADS shall not be liable for the errors of other service providers to the Trust, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by ADS) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information), custodian or transfer agent to the Trust.


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6.       ADDITIONAL FUNDS AND CLASSES

In the event that the Corporation establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and Classes under this Agreement. ADS or the Corporation may elect not to make any such series or classes subject to this Agreement.

7.         ACTIVITIES OF ADS.

         (a) SERVICES TO OTHERS. ADS shall be free to render similar services to others so long as its services hereinunder are not impaired thereby.

            (b) SUBCONTRACTORS. ADS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more corporations, trusts, firms, individuals or associations, which may be affiliated persons of ADS, who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve ADS of its responsibilities hereunder. ADS may pay those persons for their services, but no such payment will increase ADS's compensation from the Trust.

8.       RECORDS.

         ADS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and Rule 31a-1 thereunder. The books and records pertaining to the Corporation that are in possession of ADS shall be the property of the Corporation. The Corporation, or the Corporation's authorized representatives, shall have access to such books and records at all times during ADS's normal business hours. Upon the reasonable request of the Corporation, copies of any such books and records shall be provided promptly by ADS to the Corporation or the Corporation's authorized representatives. In the event the Corporation designates a successor that assumes any of ADS's obligations hereunder, ADS shall, at the expense and direction of the Corporation, transfer to such successor all relevant books, records and other data established or maintained by ADS under this Agreement.

9.       REPRESENTATIONS AND WARRANTIES

(a) REPRESENTATIONS OF ADS. ADS represents and warrants to the Trust that:

         (i) it is a corporation duly organized and existing and in good standing under the laws of the State of New York;

         (ii) it is duly qualified to carry on its business in the State of New York;

         (iii) it is empowered under applicable laws and by its Article of Incorporation and Bylaws to enter into this Agreement and perform its duties under this Agreement; and,


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


         (iv) it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

(b) REPRESENTATIONS OF THE TRUST. The Trust represents and warrants to ADS that

         (i) it is a business trust duly organized and existing and in good standing under the laws of [Massachusetts/Delaware];

         (ii) it is empowered under applicable laws and by its Organic Documents to enter into and perform this Agreement;

         (iii) all proceedings required by said Organic Documents have been taken to authorize it to enter into and perform this Agreement;

         (iv) it is an open-end management investment company registered under the Investment Company Act of 1940; and,

         (v) a registration statement under the Securities Act of 1933 is currently or will become effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

10.      CONFIDENTIALITY

         ADS agrees to treat all records and other information related to the Trust as proprietary information of the Trust, respectively, and, on behalf of itself and its employees, to keep confidential all such information, except that ADS may:

         (a) prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

         (b) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

         (c) release such other information as approved in writing by the Trust or the Adviser, as the case may be, which approval shall not be unreasonably withheld and may not be withheld where ADS may be exposed to civil or criminal contempt proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Trust or the Adviser.


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11.      EFFECTIVENESS, DURATION, AND TERMINATION

         (a) EFFECTIVE DATE. This Agreement shall become effective on the date first above written.

         (b) DURATION. This Agreement shall remain in effect for a period of three (3) years from the date of its effectiveness and shall continue in effect for successive twelve-month periods; provided that such continuance is specifically approved at least annually by the Board and by a majority of the Trustees who are not parties to this Agreement or interested persons of any such party.

         (c) TERMINATION FOR CAUSE. In the event of a material breach of this Agreement by any of the parties, the non-breaching party or parties shall notify the breaching party or parties in writing of such breach and upon receipt of such notice, the breaching party or parties shall have 45 days to remedy the breach. If said breach is not remedied to the reasonable satisfaction of the non-breaching party or parties, a non-breaching party may thereafter terminate this Agreement immediately. Compensation due ADS and unpaid by the Adviser upon such termination shall be immediately due and payable upon, and notwithstanding, such termination. If after such termination for so long as ADS, with the written consent of the Trust and the Adviser, in fact continues to perform any one or more of the services contemplated by this Agreement, the provisions of this Agreement, including without limitation, the provisions dealing with indemnification, shall continue in full force and effect.

         (d) PAYMENT TO ADS UPON TERMINATION. If at any time during the initial or any subsequent term of this Agreement, ADS is replaced as administrator for any reason other than for a material breach of this Agreement which ADS does not cure within a reasonable time, or a Fund is merged into or sells all (or substantially all) of its assets to another fund or family of funds for which ADS does not serve as transfer agent, then the Adviser shall, immediately upon demand by ADS, make a one time cash payment equal to the net present value of the revenues ADS would have earned during the remainder of the initial or subsequent term of the Agreement, as the case may be, at the fee rate in effect at the time of such event (including any applicable minimum). For purposes of this paragraph, the present value of the revenues shall be determined by applying a 5.00% discount rate, and the asset figure used to calculate the fee due ADS hereunder shall be the highest monthly average assets of the Fund at any time during the 12 months immediately preceding the termination of ADS (or the merger or sale of assets) of the Fund.

         (e) PAYMENT OF OUT-OF-POCKET EXPENSES UPON TERMINATION. If this Agreement is terminated with respect to a Fund or Funds, ADS shall be entitled to collect from the Adviser, in addition to the compensation described under Sections 4 and 11(d) hereof, the amount of all of ADS's reasonable cash disbursements for services in connection with ADS's' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, ADS will provide the Trust with reasonable access to all Trust documents or records, if any, remaining in its possession. Should the Trust or the Adviser exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Adviser. Additionally, ADS reserves the right to charge for any other reasonable costs and expenses associated with such termination.


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         (f) SURVIVAL OF CERTAIN OBLIGAITONS. The obligations of Sections 4, 5 and 10 shall survive any termination of this Agreement

12.      ASSIGNMENT

         This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by a party without the prior written consent of the other parties.

13.      FORCE MAJEURE

            ADS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

14.         LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

         The trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and ADS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which ADS's rights or claims relate in settlement of such rights or claims, and not to the trustees of the Trust or the shareholders of the Funds.

15.      MISCELLANEOUS

         (a) AMENDMENTS. Except for amendments to Schedule B to add new Funds and Classes in accordance with Section ___, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties hereto.

         (b) CHOICE OF LAW. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York. If the applicable law of the State of New York or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.


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         (c) REFERENCES TO LAW. References to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

         (d) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

         (e) COUNTERPARTS. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

         (f) SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         (g) HEADINGS. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         (h) NOTICES. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

        To the Trust:                          To ADS:
          [Name]                                 Michael Miola
          [Title]                                President
          [Name of Trust]                        American Data Services, Inc.
          [Street]                               150 Motor Parkway, Suite 900
          [City, State, Zip]                     Hauppauge, NY  11788

         (i) BUSINESS DAYS. Nothing contained in this Agreement is intended to or shall require ADS, in any capacity hereunder, to perform any functions or duties on any day other than a Fund Business Day as defined in the Prospectus for the Fund. Functions or duties normally scheduled to be performed on any day which is not a Fund Business Day shall be performed on, and as of, the next Fund Business Day, unless otherwise required by law.

         (j) DISTINCTION OF FUNDS. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.


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


         (l) NON-LIABILITY OF AFFILIATES. No affiliated person (as that term is defined in the 1940 Act), employee, agent, director, officer or manager of ADS shall be liable at law or in equity for ADS's obligations under this Agreement.

         (m) CONSEQUENTIAL DAMAGES. No party to this Agreement shall be liable to the other parties for consequential damages under any provision of this Agreement.

         (n) REPRESENTATION OF SIGNATORIES. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

[Name of Trust]                                 AMERICAN DATA SERVICES, INC.




By:  __________________________________         By:  ___________________________
        [Name], [Title]                               Michael Miola, President




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




                            iMILLENNIUM CAPITAL TRUST
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A
                               FEES AND SURCHARGES
                            iMILLENNIUM CAPITAL TRUST
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE B
                                FUNDS AND CLASSES
                       OF THE TRUST AS OF OCTOBER 28, 1999

                     Name of Fund                           Classes

                   IMillennium Fund                           N/A







                                      B-1